UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Responsys, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 7, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Responsys, Inc. to be held at our offices located at 900 Cherry Avenue, 5th Floor, San Bruno, California, 94066, on May 30, 2012, at 10 a.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Daniel D. Springer Chief Executive Officer and Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2012:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://investors.responsys.com

Responsys, Inc.

900 Cherry Avenue, 5th Floor

San Bruno, California 94066

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting Of Stockholders of Responsys, Inc. will be held at our offices located at 900 Cherry Avenue, 5th Floor, San Bruno, California 94066, on May 30, 2012, at 10 a.m. Pacific Time, for the following purposes:

1. To elect two Class I directors of Responsys, Inc., each to serve until the 2015 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Bruce Golden

Michael N. Schuh

2. To approve the 2012 Employee Stock Purchase Plan.

3. To hold an advisory vote on executive compensation as disclosed in the Proxy Statement.

4. To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

5. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 18, 2012 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Daniel D. Springer

Chief Executive Officer and

Chairman of the Board

San Bruno, California

May 7, 2012

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

Responsys, Inc.

900 Cherry Avenue, 5th Floor

San Bruno, California 94066

PROXY STATEMENT

May 7, 2012

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Responsys, Inc., a Delaware corporation (“Responsys”), for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 900 Cherry Avenue, 5th Floor, San Bruno, California 94066, on May 30, 2012, at 10 a.m. Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about May 7, 2012. An annual report for the year ended December 31, 2011 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at http://investors.responsys.com/.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 18, 2012, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 18, 2012, we had 48,157,286 shares of common stock outstanding and entitled to vote. Holders of Responsys common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date present in person or represented by proxy will constitute a quorum for the transaction of business. Dissenters’ rights are not applicable to any of the matters being voted upon.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal.

Proposal Nos. 2, 3 and 5 require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and voting affirmatively or negatively for each proposal.

For Proposal No. 4, the frequency with which we will conduct a non-binding advisory say-on-pay vote will be determined by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote, which means that the option receiving the highest number of votes will be chosen.

Broker Non-Votes and Abstentions

If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals.

If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted, except as to certain “routine” proposals. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. Only Proposal No. 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposals. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Responsys for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board, or in the case of the frequency of executive compensation votes, as a vote “for” one year. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Responsys. Following the original mailing of the proxies and other soliciting materials, Responsys and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, Responsys will request that banks, brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Responsys stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, Responsys’ transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2012:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://investors.responsys.com

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Responsys’ Board of Directors is presently comprised of six members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. The Class I directors consist of Bruce Golden and Michael N. Schuh; the Class II directors consist of Robert W. Frick and Gregory C. Gretsch; and the Class III directors consist of Edwin J. Gillis and Daniel D. Springer.

The Class I directors that are standing for reelection at the Annual Meeting are Messrs. Golden and Schuh. The Class II and Class III directors will stand for reelection or election at the 2013 and 2014 annual meetings of stockholders, respectively. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or his or her earlier death, resignation or removal.

Each of the nominees for election to Class I is currently a director of Responsys. If elected at the Annual Meeting, each of the nominees would serve until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Responsys is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Each of our Board members has a broad range and depth of experience in the technology industry, including serving as members of the board of directors of public or private technology companies. Many of our Board members also have extensive experience investing in public and private technology companies. We also believe that each of the directors possess other key attributes that are important to an effective board, including analytical skills, collaborative working style, and commitment to devoting significant time and energy to Board service. In addition to the above, we also considered the specific experience described in the biographies of each of our directors and nominees described below.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of April 18, 2012, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class I directors with terms expiring in 2012:
Bruce Golden(1).	53	Partner, Accel Partners	1998
Michael N. Schuh(1)(2)	68	Managing Member, Foundation Capital	1998

Incumbent Class II directors with terms expiring in 2013:
Robert W. Frick(2)(3)(4)	74	Retired	2002
Gregory C. Gretsch(1)(3)	45	Managing Member, Sigma Partners	2001

Incumbent Class III directors with terms expiring in 2014:
Edwin J. Gillis(2)	63	Business Consultant	2011
Daniel D. Springer*	48	Chief Executive Officer of Responsys	2004

*	Chairperson of the Board

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Lead Independent Director.

Bruce Golden has served as a member of the Board since December 1998. Mr. Golden is a partner at Accel Partners, a venture capital firm, which he joined in 1997. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel and currently serves as a member of the board of directors of Qlik Technologies Inc. and several private companies. Mr. Golden holds an M.B.A. from Stanford University and a B.A. in Political Science from Columbia University. We believe that Mr. Golden should serve as a member of the Board based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of enterprise software and SaaS companies, his lengthy experience with Responsys and the perspective he brings as an affiliate of one of our major stockholders.

Michael N. Schuh has served as a member of the Board since December 1998. From August 1998 to the present, Mr. Schuh has served as a Managing Member of Foundation Capital, a venture capital firm. Prior to joining Foundation Capital, Mr. Schuh was a founder and Chief Executive Officer of Intrinsa Corporation, a supplier of productivity solutions for software development organizations from 1994 to 1998. Mr. Schuh served on the board of directors of Netflix Inc. from February 1999 to May 2010. He also serves on the board of directors of several private companies. Mr. Schuh holds a B.S.E.E. from the University of Maryland. We believe that Mr. Schuh should serve as a member of the Board based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of software companies, his management and leadership experience as a co-founder and Chief Executive Officer of a software company and the perspective he brings as an affiliate of one of our major stockholders.

Robert W. Frick has served as a member of the Board since August 2002. From 1988 to 2011, Mr. Frick served as Chairman of K.E.S. Management. From 1963 to 1974 and from 1976 to 1988, Mr. Frick served in various capacities at Bank of America, including as Vice Chairman of the board of directors, Chief Financial Officer, Head of the World Banking Group for Bank of America, Managing Director of BankAmerica International, and President of Bank of America’s venture capital subsidiary. Mr. Frick currently serves on the board of directors of five private companies, including Charles Schwab Bank, a subsidiary of The Charles Schwab Corporation, and Lucasfilm Limited, as well as on the board of directors of Habitat for Humanity and the board of trustees of Washington University in St. Louis, Missouri. From April 2003 to February 2009, Mr. Frick served on the board of directors of Telik, Inc. From 1989 to 2011, Mr. Frick was an Adjunct Professor of Business Strategy in the graduate business program at St. Mary’s College of California. Mr. Frick holds a B.S. degree in Civil Engineering and an M.B.A. degree from Washington University in St. Louis, Missouri. We believe that Mr. Frick should serve as a member of our board of directors based on his extensive corporate management experience at Bank of America, financial expertise, his specific knowledge of our company and his service as a director of other companies.

Gregory C. Gretsch has served as a member of the Board since March 2001. Mr. Gretsch is a managing director at Sigma Partners, a venture capital firm, which he joined in 2000. Prior to joining Sigma Partners, Mr. Gretsch founded Connectify, Inc. in May 1998, which was acquired by Kana Communications, Inc. in August 1999, and co-founded GiftONE in August 1996, which was acquired by SkyMall in October 1997. Mr. Gretsch holds a B.B.A in Management Information Systems from the University of Georgia. Mr. Gretsch brings his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of other technology and marketing companies, his management and leadership experience as a former founder and executive of several startup technology companies and the perspective as an affiliate of one of our major stockholders.

Edwin J. Gillis has served as a member of the Board since March 2011. Mr. Gillis has worked as a business consultant and private investor since January 2006. Most recently, Mr. Gillis was an executive advisor at Skype S.a.r.l. where he was engaged by Silver Lake Partners from October 2009 to February 2010 as part of their acquisition of Skype. Previously, he was the interim Chief Financial Officer at Avaya Inc. where he was engaged by TPG Partners and Silver Lake Partners from November 2007 to July 2008 as part of their acquisition of Avaya. From 1991 to 2005, Mr. Gillis held several posts as Chief Financial Officer: at Veritas Software Corporation from 2002 to 2005, at Parametric Technology Corporation from 1995 to 2002 and at Lotus Development Corporation from 1991 to 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis serves as a director of Teradyne, Inc. and LogMeIn, Inc. Mr. Gillis also served as a director of BladeLogic, Inc. from 2007 until its acquisition by BMC Software in 2008. Mr. Gillis holds a B.A. in Government from Clark University, an M.A. in International Relations from the University of Southern California and an M.B.A. from Harvard Business School. Mr. Gillis brings his extensive experience with issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Daniel D. Springer has served as our Chief Executive Officer and Chairperson since April 2004. From April 2002 to February 2004, Mr. Springer was Managing Director in the San Francisco office of Modem Media, an interactive marketing agency that was acquired by Digitas Inc. in 2004. From September 2000 to July 2001, Mr. Springer was the Chief Executive Officer of Telleo, Inc., an online communication platform linking local businesses and consumers. From December 1997 to September 2000, Mr. Springer was Chief Marketing and Sales Officer and General Manager for NextCard, Inc. Mr. Springer holds an M.B.A. from Harvard University and a B.A. in Mathematics and Economics from Occidental College. Mr. Springer brings his historical knowledge of Responsys and operational expertise as our Chief Executive Officer, which provides continuity to the Board.

The Board of Directors recommends a vote FOR the election of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors

The listing rules of The NASDAQ Stock Market require that a majority of the members of the Board of Directors be independent within specific periods following the completion of our initial public offering in April 2011. Our Board has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market. In making this determination, the Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board has determined that five of our directors are independent under the rules of The NASDAQ Stock Market: Messrs. Frick, Gillis, Golden, Gretsch and Schuh.

During 2011, the Board met 7 times and did not act by unanimous written consent. None of the directors attended fewer than 84% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Board Leadership Structure

Mr. Springer serves as our Chairperson of the Board and presides over meetings of the stockholders and the Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chairperson of our Board. The Board has established corporate governance principles which state that when the chairperson and chief executive officer positions are held by the same person, a lead independent director should also be appointed. Mr. Frick serves as our Lead Independent Director and presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairperson and the independent directors, and performs such additional duties as the Board may otherwise determine and delegate. Mr. Frick is also a member of our audit committee and our nominating and corporate governance committee. Generally, every regular meeting of our Board includes a meeting of our independent directors without management present.

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has adopted a written charter. Current copies of the charters of the audit committee, compensation committee, and nominating and corporate governance committee are available on our website at http://investors.responsys.com/governance.cfm.

Audit Committee

Our audit committee is comprised of Messrs. Frick, Gillis and Schuh. All members of our audit committee meet the requirements for financial literacy under the rules of The NASDAQ Stock Market and Securities and Exchange Commission (“SEC”) rules and regulations. Mr. Frick is the chairperson of our audit committee, is our audit committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as that term is defined under the rules of The NASDAQ Stock Market. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	recommending to the Board of Directors whether our annual audited financial statements should be included in our annual reports on Form 10-K;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

During 2011, the audit committee met in person or by telephone 8 times.

Compensation Committee

Our compensation committee is comprised of Messrs. Schuh, Golden and Gretsch. Mr. Schuh is the chairperson of our compensation committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to the compensation of our executive officers. Our Board of Directors adopted a charter for our compensation committee. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving the terms of any material agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establishing and reviewing our overall compensation philosophy.

During 2011, the compensation committee met in person or by telephone 3 times and acted by unanimous written consent once.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Gretsch and Frick. Mr. Gretsch is the chairperson of our nominating and corporate governance committee. Each member of our nominating and corporate governance committee meets the requirements for independence under The NASDAQ Stock Market rules. Our Board of Directors adopted a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and recommending nominees to our Board of Directors and committees of our Board of Directors;

•	conducting searches for appropriate directors;

•	evaluating the performance of our Board of Directors;

•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviewing related party transactions and proposed waivers of the code of conduct;

•	reviewing developments in corporate governance practices; and

•	evaluating the adequacy of our corporate governance practices and reporting.

During 2011, the nominating and corporate governance committee met once.

Risk Management

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

While our Board oversees our risk management, company management is responsible for day-to-day risk management processes. Company management considers risk and risk management in each business decision, and proactively develops and monitors risk management strategies and processes for day-to-day activities to effectively implement risk management strategies adopted by the committees and the Board.

Policy Regarding Stockholder Nominations

The nominating and corporate governance committee will consider stockholder recommendations for director candidates. The nominating and corporate governance committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Responsys’ Corporate Secretary at Responsys’ principal executive offices, no later than the 120th calendar day before the date that Responsys mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Responsys’ Corporate Secretary and as would be necessary to satisfy SEC rules and Responsys’ Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

The nominating and corporate governance committee will consider nominees based on Responsys’ need to fill vacancies or to expand the Board, or to fill particular roles on the Board or committees thereof, such as an independent director, or an audit committee financial expert. Other factors the nominating and corporate governance committee will consider in any such evaluation include:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•

the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of fresh perspectives provided by new members.

The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, the Board and the nominating and corporate governance committee believe that it is essential that the Board members represent diverse viewpoints. The nominating and corporate governance committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all Board and committee responsibilities. The nominating and corporate governance committee will also focus on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in the best interests of Responsys and its stockholders.

Compensation Committee Interlocks and Insider Participation

During 2011, our compensation committee consisted of Messrs. Golden, Gretsch and Schuh. None of them has at any time in the last year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during 2011.

PROPOSAL NO. 2—APPROVAL OF 2012 EMPLOYEE STOCK PURCHASE PLAN

We are asking our shareholders to approve our 2012 Employee Stock Purchase Plan, which we refer to as the “ESPP,” and to authorize 1,500,000 shares of common stock for issuance under the ESPP.

Our Board adopted the ESPP on April 26, 2012 subject to approval of our stockholders. We expect to implement the ESPP in the next twelve months at our discretion. The ESPP gives eligible employees the opportunity to purchase shares through payroll deductions at a discount from the market price.

The plan you are being asked to approve will allow us to make the benefits of an ESPP available to eligible employees, which our Board and management believe can be an important element of the total compensation and benefits we offer, will assist in the retention of our current employees, will help to attract new employees, and will continue to provide our employees with incentives to contribute to our future success by providing them an opportunity to purchase shares of our common stock. Therefore, the Board urges you to vote to approve the ESPP.

To be approved, Proposal No. 2 requires the affirmative vote of the majority of shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal.

General. The following is a summary of the principal provisions of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP, which is attached as Appendix A to this Proxy Statement. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern.

The ESPP, including the right of participants to make purchases under the ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Internal Revenue Code (the “Code”). The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA. If we offer foreign employees the right to make purchases under the ESPP, we may offer a sub-plan or other option under the ESPP not intended to satisfy Sections 421 and 423 of the Code.

Plan History. Our ESPP was approved by our Board in April 2012. As of the record date, approximately 553 employees (including 8 officers) would be eligible to participate in the ESPP if implemented as of that date.

Purpose. The purpose of the ESPP is to provide our employees with a convenient means of acquiring an equity interest in Responsys through payroll deductions, to enhance such employees’ sense of participation in our business, and to provide an incentive for continued employment.

Share Reserve. The ESPP authorizes the issuance of 1,500,000 shares of common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1st of each year, from 2013 until 2020, by the lesser of:

•	1% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•	1,000,000; or

•	such smaller number as may be determined by our Board prior to January 1 each year.

Administration. Our Board has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented by offerings of rights to eligible employees. We expect to implement the ESPP with offering periods with a duration of six (6) months. However, our compensation committee has discretion to specify offerings with a duration of not more than 27 months. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. If we specify in the applicable offering documents, an offering may be cancelled under certain circumstances, including adverse changes in accounting rules.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their base salary or total cash compensation for the purchase of common stock under the ESPP. Unless otherwise determined by our Board, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of: (1) 85% of the fair market value of a share of our common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. An employee may have to satisfy one or more of the following service requirements before he or she may participate in the plan, as determined by our compensation committee: (1) customarily employed for more than 20 hours per week, (2) customarily employed for more than five months per calendar year, or (3) continuously employed with us or one of our designated affiliates for a period of time not to exceed two years. Eligible employees may be granted purchase rights only if the purchase rights, together with any other purchase rights granted under the ESPP, do not permit such employee’s rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of such stock for each calendar year in which such purchase rights are outstanding. No employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value. No employee may purchase more than 1,000 shares each offering period, provided that our compensation committee may decrease that share limit.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, the number of shares reserved under the ESPP, any numerical limits under the ESPP and the number of shares and purchase price of all outstanding purchase rights will be appropriately adjusted.

Corporate Transactions. In the event of certain significant corporate transactions, the participants’ accumulated contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, or such other time period determined by the compensation committee, and such purchase rights will terminate immediately thereafter.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Responsys and participants in the ESPP. The federal tax laws may change and the federal, state, and local tax consequences for any participant will depend upon his or her individual circumstances.

The ESPP and the right of participants to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were purchased by the employee, then the lesser of (a) the excess of the fair market value of the shares subject to the option on the date of the disposition over the purchase price paid for the shares, referred to as the “option price,” or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis in the ESPP stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the ESPP stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

Plan Benefits

The future grant of rights to purchase common stock under the ESPP to:

•	our Chief Executive Officer;

•	our other named executive officers;

•	all current executive officers as a group; and

•	all current employees (excluding executive officers), as a group,

are not determinable in advance because these grants are subject to the decision of each individual to elect contributions from payroll deductions. However, the maximum payroll deduction permitted under the ESPP is 15% of base salary and the maximum number of shares per offering period is 1,000 shares, as discussed above.

The Board recommends a vote FOR approval of the 2012 Employee Stock Purchase Plan.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and SEC rules, we are providing stockholders with a non-binding advisory vote on compensation programs for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” in the Executive Compensation section of this Proxy Statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers, respectively. The compensation committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As an advisory vote, this proposal is not binding. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation committee’s executive compensation philosophy, policies and determinations for our named executive officers, as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

You are being provided with the opportunity to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote, as provided in this Proposal No. 4. This advisory vote is referred to here as the “frequency of say on pay” vote. Under this Proposal No. 4, you may vote on whether you would prefer to have a “say on pay” vote every year, every 2 years or every 3 years.

The “say on pay” and “frequency of say on pay” voting provisions are new and, based upon current information, our Board of Directors believes that the “say on pay” advisory vote should be conducted every year. An annual advisory vote on executive compensation will allow our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of 1 year, 2 years or 3 years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of 1 year, 2 years, or 3 years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Responsys, Inc. is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

You are not voting to approve or disapprove our Board of Directors’ recommendation.

While this advisory vote on the frequency of the “say on pay” vote is non-binding, our Board of Directors and compensation committee will give careful consideration to the choice that receives the most votes when considering the frequency of future “say on pay” votes.

The Board of Directors recommends a vote FOR the option of a “say on pay” vote every year.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) to be Responsys’ independent registered public accounting firm for the year ending December 31, 2012, and recommends that the stockholders vote for ratification of such appointment. Deloitte has been engaged as our independent registered public accounting firm since 2006. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We expect representatives of Deloitte to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte for the years ended December 31, 2010 and 2011:

	2011	2010
Audit fees(1)	$994,088	$966,844
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	46,320	—

Total fees	$1,040,408	$966,844

(1)	Audit fees consist of fees billed or to be billed for professional services rendered for (i) the audit of Responsys’ annual financial statements set forth in Responsys’ aggregate fees billed in the relevant year for professional services rendered for the audit of annual financial statements and for 2011, a review of financial statements included in Quarterly Reports on Form 10-Q, and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.
(2)	All other fees consist of fees billed or to be billed relating to products and services other than those reported above, which consisted primarily of compensation and benefits consulting services.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte for 2010 and 2011 described above were pre-approved by the audit committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 18, 2012, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 48,157,286 shares of common stock outstanding at April 18, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 18, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Responsys, Inc., 900 Cherry Avenue, 5th Floor, San Bruno, California 94066.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Named Executive Officers:
Daniel D. Springer(1)	3,191,137	6.6
Christian A. Paul(2)	647,500	1.3
Scott V. Olrich(3)	1,437,500	3.0
Andrew W. Priest(4)	662,500	1.4
Donald E. Smith(5)	534,375	1.1
Robert W. Frick	616,608	1.3
Edwin J. Gillis(6)	75,000	*
Bruce Golden(7)	12,500	*
Gregory C. Gretsch(8)	3,755,169	7.8
Michael N. Schuh(9)	6,438,057	13.4
All executive officers and directors as a group (13 persons)(10)	12,068,806	25.1
5% Stockholders:
Entities affiliated with Foundation Capital(11)	6,425,557	13.3
Entities affiliated with Sigma Partners(12)	3,717,669	7.7
Entities affiliated with Accel Partners (13)	6,738,707	14.0
Entities affiliated with FMR LLC(14)	4,999,236	10.4

*	Less than 1%.
(1)	Includes 2,078,565 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012, of which 237,500 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Springer’s cessation of service prior to vesting.
(2)

Includes 647,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012, of which 156,250 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Paul’s cessation of service prior to vesting.

(3)	Includes 1,437,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012, of which 93,750 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Olrich’s cessation of service prior to vesting.
(4)	Includes 662,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012, of which 87,500 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Priest’s cessation of service prior to vesting.
(5)	Includes 534,375 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012, of which 75,000 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Smith’s cessation of service prior to vesting.
(6)	Includes 50,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012, of which 29,167 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Gillis’ cessation of service prior to vesting.
(7)	Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012 and does not include 6,738,707 shares of common stock beneficially owned by the Accel Funds, as described in further detail in footnote 13. Mr. Golden is a partner of Accel Partners and disclaims beneficial ownership of any of the Accel Funds’ shares.
(8)	Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012 and 3,717,669 shares beneficially owned by Sigma Partners. Mr. Gretsch is a managing member of Sigma Partners. See footnote 12.
(9)	Includes 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 18, 2012 and 6,425,557 shares beneficially owned by Foundation Capital. Mr. Schuh is a general partner of Foundation Capital. See footnote 11.
(10)	Includes 6,417,912 shares issuable upon exercise of options exercisable within 60 days of April 18, 2012 that are held by our directors and officers as a group, of which 998,439 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon the holder’s cessation of service with us prior to vesting. Also includes 59,896 shares of common stock that will be unvested within 60 days of April 18, 2012 and would be subject to a right of repurchase in our favor upon the holder’s cessation of service with us prior to vesting.
(11)	Based on Form 4 filed on March 2, 2012. Includes the following shares of common stock beneficially owned: (i) 3,326,192 shares held by Foundation Capital II, LP, or FC2; (ii) 497,197 shares held by Foundation Capital II Entrepreneurs Fund, LLC, or FC2EF; (iii) 248,599 shares of common stock beneficially owned by Foundation Capital II Principals Fund, LLC, or FC2PF; (iv) 2,276,856 shares held by Foundation Capital Leadership Fund, LP, or FCLF; and (v) 76,713 shares held by Foundation Capital Leadership Principals Fund, LLC, or FCLPF. FC Leadership Management Co., LLC is the general partner of FC2, FC2PF and FC2EF. FC Leadership Management Co., LLC is the general partner of FCLF and FCLPF. Mr. Schuh is managing member of both FC Leadership Management Co. II, LLC, or FCLM2, and FC Leadership Management Co., LLC, or FCLM and as such, Mr. Schuh has voting and investment control over the shares beneficially owned by FC2, FC2EF, FC2PF, FCLF and FCLPF, which we refer to collectively as the “Foundation Funds.” Each of the Foundation Funds is located at 250 Middlefield Road, Menlo Park, California 94025.
(12)	Based on Form 4 filed on March 2, 2012. Includes the following shares of common stock beneficially owned: (i) 377,290 shares held by Sigma Associates 6, L.P., or Sigma Associates; (ii) 36,958 shares held by Sigma Investors 6, L.P., or Sigma Investors; and (iii) 3,303,421 shares held by Sigma Partners 6, L.P., or Sigma Partners. Sigma Management 6, L.L.C. is the general partner of Sigma Associates, Sigma Investors and Sigma Partners, which we refer to collectively as the “Sigma Funds.” Sigma Management 6, L.L.C. has sole voting and investment power. Robert Davoli, Lawrence Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson, as managing members of Sigma Management 6, L.L.C., share this power. Each of the Sigma Funds is located at 1600 El Camino Real, Suite 280, Menlo Park, California 94025.
(13)

Based on Schedule 13G filed on February 14, 2012. Includes the following shares of common stock beneficially owned: (i) 129,036 shares held by Accel Internet Fund II L.P., or Accel Internet; (ii) 412,739 shares held by Accel Investors ‘98 L.P., or Accel ‘98; (iii) 683,397 shares held by Accel Investors ‘98-S

L.P., or Accel ‘98-S; (iv) 87,602 shares held by Accel Keiretsu VI L.P., or Accel Keiretsu; (v) 1,009,960 shares held by Accel VI L.P., or Accel VI; and (vi) 4,415,973 shares held by Accel VI-S, L.P., or Accel VI-S. We refer to Accel Internet, Accel ‘98, Accel ‘98-S, Accel Keiretsu, Accel VI and Accel VI-S collectively as the “Accel Funds.” Accel Internet Fund II Associates L.L.C. is the general partner of Accel Internet and has sole voting and investment power. James W. Breyer, Arthur C. Patterson and James R. Swartz are the managing members of Accel Internet Fund II Associates L.L.C. and share such powers. Accel VI Associates L.L.C. is the general partner of Accel ‘98-S, Accel VI and Accel VI-S and has the sole voting and investment power. James W. Breyer, Arthur C. Patterson and James R. Swartz are the managing members of Accel VI Associates L.L.C. and share such powers. Accel Keiretsu VI Associates L.L.C. is the general partner of Accel Keiretsu and has the sole voting and investment power. James W. Breyer, Arthur C. Patterson and James R. Swartz are the managing members of Accel Keiretsu VI Associates L.L.C. and share such powers. James W. Breyer, Arthur C. Patterson and James R. Swartz are general partners of Accel ‘98 and share voting and investment power. Each of the Accel Funds is located at 428 University Avenue, Palo Alto, California 94301.
(14)	Based on Schedule 13G/A filing made on March 12, 2012. Includes the following shares of common stock beneficially owned: (i) 2,765,256 shares held by Fidelity Management & Research Company, or Fidelity, (ii) 8,400 shares held by Pyramis Global Advisors, LLC, or PGALLC, (iii) 2,017,580 shares held by Pyramis Global Advisors Trust Company, or PGATC, and (iv) 208,000 shares held by FIL Limited, or FIL, and other various foreign-based subsidiaries. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Mr. Johnson and FMR LLC, through its control of PGALLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, have sole dispositive power over 8,400 shares and sole voting power over 3,300 shares held by PGALLC. Mr. Johnson and FMR LLC have sole dispositive power over 2,017,580 shares and sole voting power over 1,794,780 shares held by PGATC. Partnerships controlled predominantly by members of the family of Mr. Johnson, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. Fidelity is located at 82 Devonshire Street, Boston, Massachusetts, 02109. Each of PGALLC and PGATC is located at 900 Salem Street, Smithfield, Rhode Island, 02917. FIL is located at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

EXECUTIVE COMPENSATION

Compensation Discussion Analysis

The following discussion describes and analyzes the material components of our executive compensation program for:

•	Daniel D. Springer, our Chief Executive Officer, or CEO;

•	Christian A. Paul, our Chief Financial Officer;

•	Scott V. Olrich, our Chief Marketing and Sales Officer;

•	Andrew W Priest, our Chief Customer Officer; and

•	Donald E. Smith, our Chief Information Officer.

We refer to these executive officers collectively in this Proxy Statement as our “named executive officers.”

This section should be read together with the compensation tables and disclosures that follow. This discussion contains forward-looking statements that are based on current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the current or planned programs summarized in this discussion.

Compensation Philosophy and Objectives

As a provider of on-demand marketing software and professional services, we operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services and demonstrate an ability to quickly identify and capitalize on new business opportunities. We recognize that our success is in large part dependent on our ability to attract and retain talented employees. Therefore, we maintain, and intend to modify as necessary, an executive compensation and benefits program designed to attract, retain, and incentivize a highly talented, deeply qualified, and committed team of executive officers to share our vision and desire to work toward these goals.

We have created compensation programs that reward performance and serve to align the interests of our executive officers and stockholders. Our executive compensation philosophy and objectives focus on the following principles in formulating our compensation policies and making compensation decisions:

•	attract and retain talented and experienced executive officers;

•

motivate and reward executive officers who have the knowledge, skills, and performance to manage the growth of our company and lead us to the next stage of development by creating a direct and meaningful link between company business results, individual performance and rewards;

•	provide for meaningful differentiation in compensation for performance that is below, at, and above target levels;

•	grant equity awards that reflect actual and potential contributions to company success;

•	ensure that compensation plans and arrangements are simple to communicate and understand; and

•	ensure that compensation plans and arrangements are flexible enough to adjust to changing economic circumstances.

As our needs evolve, we intend to continue to evaluate our philosophy and objectives and compensation programs as circumstances require, and, at a minimum, we will review executive compensation annually.

Compensation-setting Process

Our Board of Directors, with input from the compensation committee, has been responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements with our CEO and other named executive officers.

Initial Compensation. The initial compensation arrangements with our executive officers, including the named executive officers, were negotiated with each individual executive officer by our CEO, except with respect to his own compensation, with the oversight and final approval of our Board of Directors. Our CEO’s initial compensation arrangement was determined by our Board of Directors. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our on-demand software development, customer acquisition, and customer success objectives, while achieving our financial growth goals and obtaining the level of talent and experience needed to further the growth of our company.

Annual Compensation Review. Our Board of Directors reviews the compensation levels for our executive officers annually. For executive officers other than our CEO, our Board of Directors has historically considered input from our CEO regarding such executive officers’ responsibilities, performance and compensation. Specifically, our CEO recommends changes to base salary, target levels for cash incentive awards, and advises our Board of Directors regarding the executive compensation program’s ability to attract, retain and motivate talented executive officers. These recommendations reflect compensation levels that our CEO believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as the performance of our business. Our Board of Directors considers our CEO’s recommendations, but may adjust components of compensation up or down as it determines in its discretion, and approves the specific compensation for all the executive officers. In connection with its annual review and any reviews that occur during the year, our Board of Directors also approves any equity compensation to be awarded to our executive officers. Authority to make equity award grants to our executive officers currently rests with our Board of Directors. All such compensation determinations are largely discretionary.

Our CEO makes recommendations to our Board of Directors, attends Board meetings (except for sessions discussing his compensation) and has been and will continue to be heavily involved in the determination of compensation for our executive officers. He abstains from voting in sessions where the Board of Directors acts on his compensation.

Role of Compensation Consultant. In September 2010, the compensation committee retained an independent compensation consultant, Compensia, Inc., or Compensia, initially to assist with Board compensation matters. In October 2011, the compensation committee asked Compensia to assess our executive compensation strategy and structure for 2012. Compensia has provided the compensation committee with market data analyses related to executive compensation based on similarly situated companies as discussed in the next paragraph. Compensia did not review and provide advice with respect to our 2011 general executive officer compensation policies and procedures.

Use of Competitive Data. For 2011, we did not use competitive data or peer group analyses in connection with establishing executive compensation. In reviewing our executive compensation strategy and structure for 2012, Compensia has assisted us in determining a peer group for 2012. Further, we expect Compensia will assist in the preparation of compensation materials for executive compensation proposals in advance of our compensation committee and Board meetings, including changes to compensation levels for executives, the design of our equity programs, and the design of our other executive benefit programs.

Other than the services described above, Compensia has not provided us or our compensation committee with any other services.

Compensation Program Components

The compensation of our executive officers, including our named executive officers, consists of base salary, cash incentive awards, equity compensation in the form of stock options, broad-based employee benefits and severance arrangements.

We offer cash compensation in the form of base salaries and cash incentive awards that we believe appropriately recognize and reward our executive officers for their individual contributions to our business. Our cash incentive awards are based on our company financial performance, along with achievement of individual performance objectives. For our executive officers except our CEO, these individual performance objectives are agreed upon between our CEO and each executive officer at the beginning of each half of the year. Our CEO’s individual performance objectives are agreed upon between our CEO and the Board of Directors at the beginning of each year.

Another key component of our executive compensation program is stock option awards to purchase shares of our common stock. We use stock options to incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Currently, we use stock options as our sole equity award vehicle. Going forward, we may use stock options, restricted stock units, and other types of equity-based awards, as we deem appropriate, to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salary. To obtain the skills and experience that we believe are necessary to lead our growth, most of our executive officers, including the named executive officers, have been hired from larger organizations prior to our public company status. Generally, their initial base salaries were established through negotiation at the time the individual executive officer was hired, taking into account his qualifications, experience and prior salary level, while also taking into account that we were a privately-held company seeking to contain costs and cash outlays.

In line with our emphasis on controlling our expenses, our CEO’s base salary has not increased since he was hired in April 2004. Similarly, the base salary for Mr. Olrich has not changed since 2007. The base salaries for our other named executive officers were not changed in 2011. The base salaries for our named executive officers as of December 31, 2011 are set forth below.

Named Executive Officer	2011 Base Salary
Daniel D. Springer	$300,000
Christian A. Paul	200,000
Scott V. Olrich	200,000
Andrew W. Priest	200,000
Donald E. Smith	200,000

Cash Incentive Awards. We use cash bonuses to incentivize our executive officers to achieve our short-term financial and strategic objectives on a semi-annual basis (except for our CEO whose achievement is measured on an annual basis) while making progress towards our longer-term growth and other goals. Each executive officer that is entitled to receive a cash incentive award has a pre-determined semi-annual or annual target bonus amount, as applicable, that is intended to provide a competitive level of compensation if both the company and executive officer achieve the performance objectives. Our CEO establishes performance objectives consisting of company performance objectives, which apply to all executive officers, and unique individual objectives for a particular executive officer before the beginning of each year (except for our CEO, whose objectives are determined by the Board of Directors). In general, we use performance objectives to ensure that our executive compensation program aligns the interests of each of our named executive officers with those of our stockholders and that we provide our named executive officers with incentives to maximize their efforts throughout the year. Cash incentive awards are intended to compensate our named executive officers for their contribution to achieving semi-annual, and for our CEO, annual financial performance and for success in meeting individual performance objectives. The actual cash incentive award paid to each of our named executive officers is based on an assessment of the company’s performance and his overall level of achievement of the individual performance objectives assigned to him.

The initial on-target bonus amount for each of our executive officers was established through negotiation either at the time of hire or within a specified period following each executive officer’s start date. Target bonus levels are reviewed annually, following the end of the year by our CEO, or by the Board of Directors in the case of our CEO, and we pay cash incentive awards following the applicable performance period (i.e., the first and second halves of each year or, for our CEO, the full year). The annual or semi-annual on-target bonus amounts for each of our named executive officers for 2011 are set forth below:

Named Executive Officer	Annual On-Target Bonus Amount	First Half Semi-Annual On-Target Bonus Amount	Second Half Semi-Annual On-Target Bonus Amount
Daniel D. Springer	$135,000	$—	$—
Christian A. Paul	—	22,500	22,500
Scott V. Olrich	—	50,000	50,000
Andrew W. Priest	—	55,000	55,000
Donald E. Smith	—	27,500	27,500

Each of our named executive officers, except for our CEO, is reviewed semi-annually on his achievement of performance objectives by our CEO. Our CEO is reviewed annually on his achievement of performance objectives by the Board of Directors. Our CEO makes a qualitative assessment of each executive officer’s actual performance against his performance objectives for the period. Based on his subjective assessment, our CEO assigns an overall percentage of achievement to each executive officer for the period, taking into account the relative importance given to each objective based on its weighting. The overall percentage of achievement is then multiplied by the on-target bonus amount to determine the cash incentive award paid to each of our executive officers for the performance period. The compensation committee makes a similar recommendation to our Board of Directors with respect to the cash incentive award for our CEO. Our CEO has discretion to adjust the cash incentive award paid to an executive officer in each half of the year, subject to approval by the Board of Directors and other than with respect to his own award. The Board of Directors has similar discretion with respect to the CEO’s annual cash incentive award. Such adjustments are based on a subjective assessment of the executive officer’s performance during the relevant performance period and how challenging the performance objectives assigned to that executive officer were to achieve. The cash incentive awards paid to the named executive officers during 2011 are set forth in the 2011 Summary Compensation Table.

The annual bonus objectives for Mr. Springer and the weighting associated with each objective consisted of (1) increasing revenue, weighted at 40%; (2) improving profitability in non-GAAP operating income, weighted at 20%; (3) improving free cash flow, weighted at 15%; and (4) achieve high customer success and satisfaction, execute a successful initial public offering, and increase product leadership, weighted at 25%. The Board of Directors determined that Mr. Springer had earned a bonus of $146,450 due to our achievement of revenue, profitability, and free cash flow exceeding the specified goals, improvements in customer satisfaction and marketing success, the initial public offering of our common stock exceeding expectations regarding our initial market capitalization, and high product functionality and adoption.

For all of our named executive officers other than Mr. Springer, for each half of 2011, we established certain company bonus objectives and weightings associated with each such objective as follows: (1) increasing revenue, weighted at 40%, (2) improving non-GAAP operating income profitability, weighted at 20%, and (3) improving free cash flow, weighted at 15%. Each named executive officer, other than our CEO, also had a set of individualized objectives established by our CEO, weighted at 25%.

For the first half of 2011, our actual revenue, non-GAAP operating income profitability, and free cash flow were $63.9 million, $8.2 million and $6.1 million, respectively. For the second half of 2011, our actual revenue, non-GAAP operating income profitability, and free cash flow were $71.1 million, $9.8 million and $9.4 million, respectively.

For the first half of 2011, Mr. Paul was awarded $23,625 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, our successful initial public offering and improvements in the finance team. In addition, in connection with achieving a successful initial public offering, we awarded Mr. Paul a discretionary bonus equal to $25,000. For the second half of 2011, Mr. Paul’s individualized objectives consisted of automation of key finance department processes and continued improvements to our finance team. For the second half of 2011, Mr. Paul was awarded $22,725 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, strengthening and some automation of core accounting and sales processes, and addressing our material weakness noted by our independent registered accounting firm.

For the first half of 2011, Mr. Olrich was awarded $53,500 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, market position in cross-channel marketing and strong growth in customer acquisitions. For the second half of 2011, Mr. Olrich was awarded $50,500 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, acknowledgement of our leadership position in a key industry report, customer referenceability, and a strong fourth quarter of 2011 sales performance.

For the first half of 2011, Mr. Priest was awarded $57,200 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, good progress in our customer satisfaction ratings and customers achieving a certain level of customer success, and one-third of customers being transitioned to our next generation platform. For the second half of 2011, Mr. Priest was awarded $55,550 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, customers achieving a certain level of marketing success, good customer satisfaction ratings, and a strengthening customer success process.

For the first half of 2011, Mr. Smith was awarded $28,050 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance and a reduction in costs. For the second half of 2011, Mr. Smith was awarded $28,050 due to our CEO’s and compensation committee’s belief that we had experienced improved financial performance, strong customer satisfaction with our systems in customer surveys, improved technical support, and scaling of our latest generation platform.

Equity Compensation. Our Board of Directors has responsibility for granting equity awards to our executive officers (other than to our CEO, whose equity awards have been, and will continue to be, approved by the non-employee members of our Board of Directors). We use equity awards to incentivize and reward our executives officers, including our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. We typically grant stock options to executive officers upon hiring to create the incentive to build stockholder value over the long-term and to attract and retain the executive officer with a competitive compensation package. The size and terms of the stock options granted to our executive officers upon hiring historically have been established through negotiation at the time the individual executive was hired. In making these stock option grants, our Board considers, among other factors, the prospective role and responsibilities of the individual executive officer, our subjective view of the market for similarly situated executives, the cash compensation offered to the executive officer, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

We also may grant stock options to executive officers upon promotion, in connection with a significant change in responsibilities or to recognize extraordinary performance. In making these stock option grants, our Board may consider, among other factors, the executive officer’s responsibilities and anticipated future contributions, the competitiveness of the executive officer’s overall compensation package, the executive officer’s existing equity holdings, the potential reward to the executive officer if the market value of our common stock appreciates, and the recommendations of our CEO.

The following named executive offers received the following equity awards in 2011:

Named Executive Officer	Option Shares
Daniel D. Springer	600,000
Christian A. Paul	275,000
Scott V. Olrich	400,000
Andrew W. Priest	300,000
Donald E. Smith	275,000

As the company historically has not made annual equity awards to its executive officers, the above awards were intended to be multi-year awards and take into account the prior vesting of their initial awards. All of the shares subject to each option awarded to the named executive officers vest as to 20% of the total underlying shares on March 12, 2013, and thereafter will vest as to 1/60th of the total number of shares on each monthly anniversary until 100% vested. Vesting is contingent upon the applicable named executive officer’s continued service with us. These awards were granted to continue to incentivize long-term corporate performance, with the amounts based on the extent to which prior grants had vested.

Retirement and Other Broad-based Employee Benefits. We have established a tax-qualified Section 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2011, the prescribed annual limit was $16,500. Under the 401(k) plan, we are permitted, but not obligated, to match a portion of the employee contributions. We currently make matching contributions of fifty cents per dollar contributed by participants, up to $2,000 per calendar year. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. All accounts are 100% vested at all times. The plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, so that contributions by participants to the 401(k) plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan and not rolled over into an individual retirement account or another qualified employer retirement plan.

Additional benefits received by our executive officers, including the named executive officers, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our full-time U.S. employees.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program and did not provide perquisites to our executive officers during 2011.

Severance and Change in Control Arrangements. Our named executive officers are entitled to certain protections if their employment is terminated under specified circumstances, including following a change in control of the company, pursuant to the terms of their offer letters. These protections were negotiated at the time each individual was hired, taking into account any arrangements that such executive officer had with his prior employer. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their existing employment for the uncertainty of a demanding position in a new and unfamiliar organization and also to help from a retention standpoint.

We also recognize the possibility that we may in the future undergo a change in control, and that this possibility, and the uncertainty it may cause among our executive officers may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, in January 2008, our Board of

Directors adopted a Management M&A Incentive Plan as an additional arrangement to help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value in the event of a potential change in control transaction. The amounts payable to each executive officer under this plan reflect compensation levels that our Board of Directors believed were qualitatively commensurate with each executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and contribution to our performance. For a summary of the material terms and conditions of these severance and change in control arrangements, see “—Offer Letters” and “—Potential Payments Upon Termination or Change in Control” below.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As we were not a publicly-held company prior to April 2011, our compensation committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. We expect that, where reasonably practicable, we will seek to qualify future eligible variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2011 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-based Compensation

We follow ASC 718 to account for our stock-based compensation awards. ASC 718 requires us to recognize the compensation cost of stock-based awards in our income statement over the period that our employees are required to render services in exchange for the awards. ASC 718 requires us to calculate the grant date fair value of stock-based awards using a variety of assumptions. See note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2011 for more about the costs associated with stock-based compensation awards and the assumptions we use when calculating grant date fair value. The calculation of grant date fair value is performed for accounting purposes and reported in the compensation tables below. The amounts reported do not reflect the actual value that may be realized by our named executive officers upon exercise and disposition (if any) of their stock-based awards.

Executive Compensation Tables

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2009, 2010 and 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Daniel D. Springer	2011	$300,000	$—		$4,640,700	$146,450	$—	$5,087,150
Chief Executive Officer	2010	300,000	—		—	124,200	2,000	426,200
	2009	300,000	—		1,725,917	125,500	1,000	2,152,467

Christian A. Paul	2011	200,000			2,126,988	46,350	2,000	2,400,338
Chief Financial Officer	2010	192,500			—	42,525	2,000	237,025
	2009	185,000	25,000	(4)	569,540	42,750	2,000	799,290

Scott V. Olrich	2011	200,000	—		3,093,800	104,000	2,000	3,399,800
Chief Marketing and Sales Officer	2010	200,000	—		—	97,600	2,000	299,600
	2009	200,000	—		656,021	77,000	2,000	935,021

Andrew W. Priest*	2011	200,000	—		2,320,350	112,750	2,000	2,635,100
Chief Customer Officer

Donald E. Smith*	2011	200,000	—		2,126,988	56,100	0	2,383,088
Chief Information Officer

*	Messrs. Priest and Smith were not named executive officers for the years 2009 and 2010.
(1)	Amounts reported for each respective year represent the grant date fair value of the stock options granted during such year, computed in accordance with ASC 718. For option awards made in 2011, the valuation assumptions used in calculating the fair value of the stock options are set forth in note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2011. See the “2011 Grants of Plan-based Awards Table” for information on stock option grants made in 2011, without giving effect to estimated forfeitures. These amounts do not correspond to the actual value that may be recognized by the named executive officers.
(2)	Amounts reported for 2011 represent the amount each named executive officer received as a cash incentive award based on company performance and achievement of individual performance objectives. For more information about the performance objectives of our named executive officers, see “—Cash Incentive Awards” in the Compensation Discussion and Analysis above.
(3)	Represents matching 401(k) contributions made during the applicable year.
(4)	Represents a discretionary bonus awarded for Mr. Paul’s efforts in connection with our initial public offering.

2011 Grants of Plan-based Awards Table

The following table presents, for each of the named executive officers, information concerning each grant of a cash or equity award made during the year ended December 31, 2011. This information supplements the information about these awards set forth in the 2011 Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Option Awards: Number of Securities Underlying Options Awards(3)	Exercise Price of Option Awards(4)	Grant Date Fair Value Of Stock And Option Awards(5)
		Threshold(1)	Target	Maximum(2)
Daniel D. Springer		$50,625	$135,000	$145,125
	8/15/2011				600,000	$15.23	$4,640,700
Christian A. Paul		16,875	45,000	48,375
	8/15/2011				275,000	15.23	2,126,988
Scott V. Olrich.		37,500	100,000	107,500
	8/15/2011				400,000	15.23	3,093,800
Andrew W. Priest.		41,250	110,000	118,250
	8/15/2011				300,000	15.23	2,320,350
Donald E. Smith.		20,625	55,000	59,125
	8/15/2011				275,000	15.23	2,126,988

(1)	The threshold total individual payout is based on 50% payout for achievement of company performance.
(2)	The maximum total individual payout is based on the maximum payout for achievement of company performance and 100% achievement of each individual objective.
(3)	Each stock option was granted under our 2011 Equity Incentive Plan.
(4)	Represents the fair market value of a share of our common stock on the stock option’s grant date.
(5)	The amounts in this column represent share-based payments based on the grant date fair value of the stock options on the grant date utilizing the assumptions discussed in note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2011, without giving effect to estimated forfeitures.

2011 Outstanding Equity Awards at Year-end

The following table summarizes outstanding equity awards held by each of our named executive officers as of December 31, 2011:

Name	Option Awards(1)
	Number of Securities Underlying Unexercised Options				Option Exercise Price(2)	Option Expiration Date
	Exercisable		Unexercisable
Daniel D. Springer	1,128,565		—		$0.04	6/17/2014
	475,000	(3)	475,000	(4)	2.60	7/22/2019
	—		600,000	(5)	15.23	8/15/2021
Christian A. Paul	415,000		—		0.04	9/14/2016
	156,250	(3)	156,250	(4)	2.60	7/22/2019
	—		275,000	(5)	15.23	8/15/2021
Scott V. Olrich.	675,000		—		0.04	7/14/2014
	387,500		—		0.04	10/20/2015
	187,500	(3)	187,500	(4)	2.60	7/22/2019
	—		400,000	(5)	15.23	8/15/2021
Andrew W. Priest.	407,500		—		0.04	10/20/2015
	175,000	(3)	175,000	(4)	2.60	7/22/2019
	—		300,000	(5)	15.23	8/15/2021
Donald E. Smith	284,375		—		0.04	5/9/2016
	150,000	(3)	150,000	(4)	2.60	7/22/2019
	—		275,000	(5)	15.23	8/15/2021

(1)	Each stock option was granted pursuant to our 1999 Stock Plan or our 2011 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below. Each of these stock options expires ten years from the date of grant.
(2)	Represents the fair market value of a share of our common stock on the stock option’s grant date, as determined by (1) our Board of Directors with respect to stock options granted prior to our initial public offering in April 2011 and (2) the closing price of our common stock on The NASDAQ Global Stock Market on the date of grant with respect to all other stock options.
(3)	The stock option is immediately exercisable, subject to a right of repurchase in our favor which lapses as the shares vest, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2011.
(4)	The stock option is immediately exercisable, subject to a right of repurchase in our favor which lapses as the shares vest, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2011. The stock option vests as to 25% of the total number of shares for each year of continuous service that the named executive officer has completed since the vesting commencement date, until fully vested.
(5)

The stock option vests as to 20% of the total underlying shares on March 12, 2013, and thereafter will vest as to 1/60th of the total number of shares on each monthly anniversary until 100% vested. Vesting is contingent upon the applicable named executive officer’s continued service with us.

2011 Option Exercises

The table below summarizes the options exercised by each of our named executive officers for the year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Daniel D. Springer	995,213	$7,921,895
Christian A. Paul	10,000	81,066
Andrew W. Priest	5,000	43,900
Donald E. Smith	22,000	235,620

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

Potential Payments upon Termination or Change in Control

Management M&A Incentive Plan

In January 2008, our Board adopted a Management M&A Incentive Plan, or M&A Plan, because it believed this plan would help our executive officers maintain continued focus and dedication to their responsibilities while helping to maximize stockholder value in the event of a potential transaction that could involve a change in control of us.

Pursuant to the terms of the M&A Plan, if we engage in a transaction with aggregate sale proceeds of at least $250 million that results in a change in control of us, which includes (i) a disposition of all or substantially all of our assets, (ii) the consummation of a merger or consolidation of us, except a merger or consolidation in which our stockholders immediately before the transaction hold 50% or more of the voting power of the capital stock of the surviving or acquiring entity or (iii) the closing of a transfer of our securities that results in any person or group of affiliated persons holding more than 50% of our outstanding voting stock, then certain executive officers, including three of our named executive officers, shall receive a cash bonus payment from the plan’s aggregate bonus pool of $10 million. Pursuant to the terms of the plan, should such a transaction close, Messrs. Springer, Paul, Olrich, Priest and Smith would be entitled to receive $3 million, $1 million, $1.5 million, $1.5 million and $1 million, respectively, in cash bonus payments. Our Board of Directors has the discretion to approve additional participants in the M&A Plan. To be eligible for a bonus payment under the M&A Plan, each of our named executive officers must continue to provide services to us upon the close of the transaction and to the extent required by any successor, remain a service provider to us for up to 12 months following the change in control, unless their employment is terminated without cause (as defined in the M&A Plan) following the closing date. The M&A Plan terminates upon the earlier to occur of a change in control transaction of less than $250 million or January 15, 2013.

Offer Letters

Under the terms and conditions of their individual offer letters, each of our named executive officers is eligible to receive certain payments and benefits in connection with his termination of employment, depending on the circumstances, including following a change in control. In addition, each named executive officer is eligible to receive benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

The tables below illustrate the potential payments and benefits payable to each named executive officer pursuant to the terms and conditions of his offer letter and the M&A Plan, assuming a termination of employment occurred as of December 31, 2011. For purposes of valuing the severance and vacation payments in the tables below, we used each executive officer’s base salary as in effect as of December 31, 2011 and the number of accrued but unused vacation days as of December 31, 2011.

The actual amounts that would be paid or distributed to the named executive officers as a result of a termination event occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to the named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the named executive officers on severance terms that vary from those provided in these pre-existing arrangements. For more information about the named executive officers’ outstanding equity awards as of December 31, 2011, see the 2011 Outstanding Equity Awards at Year-end Table above.

Daniel D. Springer

The table below summarizes the value of the termination payments to Mr. Springer assuming a qualifying termination as of December 31, 2011.

	No Change in Control	Qualifying Change in Control(1)
Benefit	Termination without cause	No Termination		Termination without cause
Severance	$150,000	$—		$150,000
COBRA Premiums	9,224	—		9,224
Vacation Payout	21,923	—		21,923
Change in Control Bonus	—	—	(2)	—	(2)
M&A Plan Bonus	—	3,000,000		3,000,000

Total Value	$181,167	$3,000,000		$3,181,167

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

(2)	In the event of a qualifying change in control in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million, the value of the change in control bonus described under “—Offer Letters—Dan Springer” above would be zero.

Christian A. Paul

The table below summarizes the value of the termination payments to Mr. Paul assuming a qualifying termination as of December 31, 2011.

	No Change in Control	Qualifying Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$61,250	$—	$61,250
COBRA Premiums	4,883	—	4,883
Vacation Payout	12,307	—	12,307
M&A Plan Bonus	—	1,000,000	1,000,000

Total Value	$78,440	$1,000,000	$1,078,440

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Scott V. Olrich

The table below summarizes the value of the termination payments to Mr. Olrich assuming a qualifying termination as of December 31, 2011.

	No Change in Control	Qualifying Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$50,000	$—	$50,000
COBRA Premiums	4,883	—	4,883
Vacation Payout	15,384	—	15,384
M&A Plan Bonus	—	1,500,000	1,500,000

Total Value	$70,267	$1,500,000	$1,570,267

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Andrew W. Priest

The table below summarizes the value of the termination payments to Mr. Priest, assuming a qualifying termination as of December 31, 2011.

	No Change in Control	Qualifying Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$50,000	$—	$50,000
COBRA Premiums	4,883	—	4,883
Vacation Payout	11,798	—	11,798
M&A Plan Bonus	—	1,500,000	1,500,000

Total Value	$66,681	$1,500,000	$1,566,681

(1)	As described above under “—Management M&A Incentive Plan”, a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Donald E. Smith

The table below summarizes the value of the termination payments to Mr. Smith assuming a qualifying termination as of December 31, 2011.

	No Change in Control	Qualifying Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Vacation Payout	$10,887	$—	$10,887
M&A Plan Bonus	—	1,000,000	1,000,000

Total Value	$10,887	$1,000,000	$1,010,887

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Limitations on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws require us to indemnify our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses and liabilities, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceedings that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows certain information concerning our common stock reserved for issuance in connection with our 1999 Stock Plan and our 2011 Equity Incentive Plan as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,678,552	(1)	$5.1418	(2)	7,738,103

Equity compensation plans not approved by security holders	—		—		—

TOTAL	11,678,552		$5.1418		7,738,103

(1)	This number includes 2,648,000 stock options outstanding and 287,838 restricted stock units, or RSUs, issued under the 2011 Equity Incentive Plan.
(2)	These weighted average exercise prices do not reflect the shares that will be issued upon the vesting of outstanding awards under RSUs.

COMPENSATION COMMITTEE REPORT

This report of the compensation committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Responsys specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee of Responsys has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael N. Schuh (Chair)

Bruce Golden

Gregory C. Gretsch

DIRECTOR COMPENSATION

The following table provides information for 2011 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2011. Our employee director, Mr. Springer, has not received any compensation in connection with his service as a director. The compensation that we pay to Mr. Springer is discussed in the “Executive Compensation” section of this Proxy Statement. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Members of our Board of Directors are reimbursed for expenses incurred in connection with their service as a director.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Robert W. Frick	$32,836	$—	$32,836
Edwin J. Gillis	23,054	234,115	257,169
Bruce Golden	—	70,628	70,628
Gregory C. Gretsch	—	70,628	70,628
Michael N. Schuh.	—	70,628	70,628

(1)	The amounts in this column represent share-based payments based on the fair value of the stock options on the grant date computed in accordance with ASC Topic 718 the valuation assumptions used in calculating the fair value of the stock options are set forth in note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2011, without giving effect to estimated forfeitures.

Our Board of Directors has adopted a compensation program for our independent directors. Pursuant to this program, independent directors are entitled to receive the following compensation:

•

An annual cash retainer of $25,000. In addition, the lead independent director will receive an annual cash retainer of $3,000; the chair of the audit committee will receive an annual cash retainer of $16,000 and the other members of the audit committee will receive an annual cash retainer of $8,000; the chair of the compensation committee will receive an annual cash retainer of $10,000 and the other members of the compensation committee will receive an annual cash retainer of $5,000; and the chair of the nominating and corporate governance committee will receive an annual cash retainer of $6,000 and the other members of the nominating and corporate governance committee will receive an annual cash retainer of $3,000.

•

On the date of each annual meeting of our stockholders, each independent director will receive an option to purchase 12,500 shares of our common stock. The option will vest and become exercisable in monthly installments over a one-year period, but will vest and become exercisable in full if we are subject to a change in control.

Messrs. Golden, Gretsch and Schuh have each elected not to accept any cash compensation for their service as a member on our Board of Directors in 2011.

TRANSACTIONS WITH RELATED PERSONS

Other than the executive officer and director compensation arrangements discussed above under “Director Compensation” and “Executive Compensation,” and the arrangements described below, there were no transactions since January 1, 2011 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charter of our audit committee requires that any transaction with a related party that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Responsys specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the audit committee is to assist the Board of Directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for 2011, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”).

The audit committee has also reviewed and discussed with Deloitte the audited financial statements in the10-K. In addition, the audit committee discussed with Deloitte those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Auditing Standard, Vol. 1. AU section 380). Additionally, Deloitte provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence. The audit committee also discussed with Deloitte its independence from Responsys.

Based upon the review and discussions described above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Robert W. Frick (Chair)

Edwin J. Gillis

Michael N. Schuh

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed during 2011, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis during 2011 except as follows: the Form 3s reflecting the initial statement of beneficial holdings were filed late on April 11, 2011 for our Board members Messrs. Frick, Golden and Gillis; the Form 3s reflecting the initial statement of beneficial holdings were filed late on April 12, 2011 for Accel Internet Fund II LP; the Form 3s reflecting the initial statement of beneficial holdings were filed late on April 21, 2011 for Sigma Management 6 LLC; and two Forms 4 for Mr. William Elmore, an affiliate of Foundation Capital, were filed late on February 24, 2012, each covering an in-kind distribution of the managing member.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Responsys’ Proxy Statement and form of proxy relating to Responsys’ annual meeting of stockholders to be held in 2013 must be received by Responsys at the principal executive offices of Responsys no later than January 7, 2013. Stockholders wishing to bring a proposal before the annual meeting to be held in 2013 (but not include it in Responsys’ proxy materials) must provide written notice of such proposal to the Secretary of Responsys at the principal executive offices of Responsys between February 14, 2013 and March 16, 2013 and comply with the other provisions of Responsys’ bylaws.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Responsys invites its Board members to attend its annual stockholder meetings but does not require attendance.

STOCKHOLDER COMMUNICATIONS

Any securityholder of Responsys wishing to communicate with the Board may write to the Board at Board of Directors, c/o Responsys, 900 Cherry Avenue, 5th Floor, San Bruno, California, 94066. An employee of Responsys, under the supervision of the Chairman of the Board, will forward these letters directly to the Board. Stockholders may indicate in their letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Responsys has adopted a code of conduct and ethics that applies to Responsys’ executive officers, employees, including its Chief Executive Officer and Chief Financial Officer, as well as a code of conduct and ethics for directors. The codes of conduct and ethics are available on Responsys’ website at http://investors.responsys.com/governance.cfm.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

Appendix A

RESPONSYS, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE. Responsys, Inc. adopted the Plan effective as of April 26, 2012. The purpose of this Plan is to provide eligible employees of the Company and the Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and the Participating Corporations, and to provide an incentive for continued employment. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. ESTABLISHMENT OF PLAN. The Company proposes to grant rights to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations pursuant to this Employee Stock Purchase Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. However, with regard to offers of options to purchase shares of the Common Stock under the Plan to employees outside the United States working for a Subsidiary or an affiliate of the Company that is not a Subsidiary, the Board may offer a subplan or an option that is not intended to meet the Code Section 423 requirements, provided, if necessary under Section 423 of the Code, the other terms and conditions of the Plan are met. Subject to Section 14, a total of one million five hundred thousand (1,500,000) shares of Common Stock is reserved for issuance under this Plan. In addition, on each January 1 for the first eight calendar years after the first Offering Date, the aggregate number of shares of Common Stock reserved for issuance under the Plan shall be increased automatically by the number of shares equal to one (1%) of the total number of outstanding shares of the Common Stock on the immediately preceding December 31 (rounded down to the nearest whole share), but not to exceed one million (1,000,000) shares; provided, that the Board or the Committee may in its sole discretion reduce the amount of the increase in any particular year. The number of shares reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14.

3. ADMINISTRATION. The Plan will be administered by the Committee. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules and/or procedures relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, even if the dates of the applicable Offering Periods of each such offering are identical.

4. ELIGIBILITY.

(a) Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan, except that one or more of the following categories of employees may be excluded from coverage under the Plan by the Committee (other than where prohibited by applicable law):

(i) employees who are customarily employed for twenty (20) hours or less per week;

(ii) employees who are customarily employed for five (5) months or less in a calendar year; and

(iii) employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code).

The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(b) No employee who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary shall be granted an option to purchase Common Stock under the Plan.

5. OFFERING DATES.

(a) Each Offering Period of this Plan may be of up to twenty-seven (27) months duration and shall commence and end at the times designated by the Committee. Each Offering Period may consist of one or more Purchase Periods during which payroll deductions of Participants are accumulated under this Plan.

(b) The initial Offering Period shall run coterminous with the initial Purchase Period and shall commence on the Effective Date, which shall be either December 1 or June 1, and shall end with the Purchase Date that is the next May 31 or November 30, respectively. The initial Offering Period shall consist of a single Purchase Period. Thereafter, a six-month Offering Period shall commence on each December 1 and June 1, with each such Offering Period also consisting of a single six-month Purchase Period, except as otherwise provided by an applicable subplan, or on such other dates as determined by the Committee. The Committee may at any time establish a different duration for an Offering Period or Purchase Period to be effective after the next scheduled Purchase Date.

6. PARTICIPATION IN THIS PLAN.

(a) Any employee determined to be eligible in accordance with Section 4 will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan.

(b) A Participant may elect to participate in this Plan by submitting a written or electronic enrollment form prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.

(c) Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in each subsequent Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in an Offering Period as set forth in Section 11 below. Such Participant is not required to file any additional enrollment form in order to continue participation in this Plan.

7. GRANT OF OPTION ON ENROLLMENT. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such Participant’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date (but in no event less than the par value of a share of the Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date (but in no event less than the par value of a share of the Common Stock); provided, however, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.

8. PURCHASE PRICE. The Purchase Price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The Fair Market Value on the Offering Date; or

(b) The Fair Market Value on the Purchase Date.

9. PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTION CHANGES; SHARE ISSUANCES.

(a) The Purchase Price shall be accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines with respect to categories of Participants outside the United States that contributions may be made in another form due to local legal requirements. The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%), or such lower limit set by the Committee. Compensation shall mean base salary (or in foreign jurisdictions, equivalent cash compensation); however, the Committee may at any time prior to the beginning of an Offering Period determine that for that and future Offering Periods, Compensation shall mean all W-2 cash compensation, including without limitation base salary or regular hourly wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions (or in foreign jurisdictions, equivalent cash compensation). For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent salary deductions) shall be treated as if the Participant did not make such election. Payroll deductions shall commence on the first payday following the last Purchase Date (or the first payday following the Effective Date for the initial Offering Period) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any subplan may permit matching shares without the payment of any purchase price.

(b) A Participant may decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, with the new rate to become effective no later than the second payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below. A decrease in the rate of payroll deductions may be made once during an Offering Period or more frequently under rules determined by the Committee. A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c) A Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning no later than the second payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Section (e) below. A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period, and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.

(d) All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company, except to the extent required to be segregated due to local legal restrictions outside the United States. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, except to the extent necessary to comply with local legal requirements outside the United States.

(e) On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per share shall be as specified in Section 8 of this Plan. The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (e) shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock may be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(h) To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

10. LIMITATIONS ON SHARES TO BE PURCHASED.

(a) Any other provision of the Plan notwithstanding, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following limit:

(i) In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company).

(ii) In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the immediately preceding calendar year.

For purposes of this Subsection (a), the Fair Market Value of Common Stock shall be determined in each case as of the beginning of the Offering Period in which such Common Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (a) from purchasing additional Common Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Purchase Period that will end in the next calendar year (if he or she then is an eligible employee), provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) In no event shall a Participant be permitted to purchase more than 1,000 Shares on any one Purchase Date or such lesser number as the Committee shall determine. If a lower limit is set under this Subsection (b), then all Participants will be notified of such limit prior to the commencement of the next Offering Period for which it is to be effective.

(c) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.

(d) Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).

11. WITHDRAWAL.

(a) Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12. TERMINATION OF EMPLOYMENT. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan. In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the

Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

13. RETURN OF PAYROLL DEDUCTIONS. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).

14. CAPITAL CHANGES. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

15. NON-ASSIGNABILITY. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. USE OF PARTICIPANT FUNDS AND REPORTS. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant payroll deductions (except to the extent required due to local legal requirements outside the United States). Until Shares are issued, Participants will only have the rights of an unsecured creditor. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, and the per share price thereof.

17. NOTICE OF DISPOSITION. Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.

19. EQUAL RIGHTS AND PRIVILEGES. All eligible employees granted an option under this Plan that is intended to meet the Code Section 423 requirements shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. NOTICES. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. TERM; STOCKHOLDER APPROVAL. This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than twenty-four (24) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the first Purchase Date under the Plan.

22. DESIGNATION OF BENEFICIARY.

(a) A Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.

24. APPLICABLE LAW. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

25. AMENDMENT OR TERMINATION. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

26. CORPORATE TRANSACTIONS. In the event of a Corporate Transaction, the Offering Period with respect to which such purchase right relates will be shortened by setting a new Purchase Date and will end on the new Purchase Date. The new Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, and the Plan shall terminate on the consummation of the Corporate Transaction.

27. DEFINITIONS.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Committee” shall mean a committee of the Board that consists exclusively or one or more members of the Board appointed by the Board.

(d) “Common Stock” shall mean the common stock of the Company.

(e) “Company” shall mean Responsys, Inc.

(f) “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Effective Date” shall be a date as determined by the Committee, in its discretion.

(h) “Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:

(1) if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(2) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(3) if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; and

(4) if none of the foregoing is applicable, by the Board or the Committee in good faith.

(i) “Notice Period” shall mean within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased.

(j) “Offering Date” shall mean the first business day of each Offering Period.

(k) “Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).

(l) “Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.

(m) “Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who elects to participate in this Plan pursuant to Section 6(b).

(n) “Participating Corporation” shall mean any Parent or Subsidiary that the Committee designates from time to time as a corporation that shall participate in this Plan.

(o) “Purchase Date” shall mean the last business day of each Purchase Period.

(p) “Purchase Period” shall mean a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).

(q) “Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.

(r) “Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

responsys®

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

.000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

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Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 30, 2012.

Vote by Internet

Go to www.investorvote.com/MKTG

Or scan the QR code with your smartphone.

Follow the steps outlined on the secure website.

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Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

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Follow the instructions provided by the recorded message.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, “1 Yr” for Proposal 4, and FOR Proposal 5.

1. Election of Directors: For Withhold For Withhold +

01 - Bruce Golden 02 - Michael N. Schuh

For Against Abstain For Against Abstain

2. Approve 2012 Employee Stock Purchase Plan 3. Advisory Vote on Executive Compensation

1 Year 2 Years 3 Years Abstain

4. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation 5. Ratify Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2012

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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1 U P X 1 3 7 3 7 6 1 + 01GVCB

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of Responsys Stockholders

May 30, 2012 at 10:00 a.m. Pacific Time 900 Cherry Avenue, 5th Floor San Bruno, California 94066 Upon arrival, please present this admission ticket and photo identification at the registration desk.

responsys®

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Responsys, Inc.

Notice of 2012 Annual Meeting of Stockholders

900 Cherry Avenue, 5th Floor, San Bruno, California 94066

Proxy Solicited by Board of Directors for Annual Meeting – May 30, 2012

Dan Springer and Julian Ong, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Responsys, Inc. to be held on May 30, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1-01 and 1-02, FOR Proposals 2 and 3, “1 Yr” for Proposal 4, and FOR Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)